FOR IMMEDIATE RELEASE

Contact:

Sean B. O’Connor

Vice President, Finance and Chief Financial Officer

LeCroy Corporation

Tel: 845-425-2000

LeCroy Reports Third Quarter Fiscal 2009 Results

New Cost Structure to Save Approximately $25 Million Annually

Repurchases $14.5 Million of Convertible Bonds

Amended Bank Agreement Increases Financial Flexibility

CHESTNUT RIDGE, NY, May 6, 2009—LeCroy Corporation (NASDAQ: LCRY), a leading supplier of oscilloscopes and serial data test solutions, today announced financial results for its fiscal third quarter ended March 28, 2009.

LeCroy reported third-quarter fiscal 2009 revenue of $26.9 million compared with $40.6 million in the third quarter of fiscal 2008. The Company also reported GAAP gross margin of 53.1%, GAAP operating loss of $5.2 million and GAAP net income of $2.0 million, or $0.17 per diluted share, which includes an $8.6 million gain on the extinguishment of convertible debt. GAAP operating loss for the third quarter of fiscal 2009 includes a business realignment charge of $2.6 million as well as share-based compensation expenses of $0.7 million.

Excluding the realignment charge and share-based compensation expenses, for the third quarter of fiscal 2009 the Company reported a 55.5% non-GAAP gross margin, $1.9 million of non-GAAP operating loss and $4.3 million of non-GAAP net income, or $0.36 per diluted share. This compares with a 57.9% non-GAAP gross margin, $3.8 million of non-GAAP operating income and $2.1 million of non-GAAP net income, or $0.17 per diluted share, in the year-ago quarter.

Comments on the Quarter

Cost Structure Improvements

“Like our industry peers, we experienced a sharp decline in market demand in the first three months of the 2009 calendar year,” said LeCroy President and Chief Executive Officer Tom Reslewic. “Anticipating this decline, we took steps at the beginning of the quarter to bring our expenses in line with reduced sales levels. As demand further deteriorated, we made additional adjustments to our cost structure later in the quarter.”

“We have reduced our operating expense structure by more than $6 million per quarter since December 2008,” added Reslewic. “While we spent $20.1 million on operating expenses on a non-GAAP basis in the December quarter, we expect to reduce that to less than $14 million in our current fourth quarter of fiscal 2009. We also have made reductions to our manufacturing cost structure that will improve our product margins in the future.”

“As a result of the speed at which we were able to execute such significant expense reductions, we are poised for profit and cash generation in the current fourth quarter,” said Reslewic. “With the most significant declines in volume behind us, we now are able to operate effectively and profitably at a much lower sales level for a sustained period, if necessary.”

Market Conditions

“LeCroy’s target market segments, Computers, Semiconductors & Consumer Electronics, Data Storage, and Automotive Electronics have been hit particularly hard by the global recession,” said Reslewic. “While our sales declines have generally tracked the fortunes of these segments, we have seen less significant declines in the Computers, Semiconductors & Consumer Electronics segment due to the strong showing of our new high-end oscilloscopes. In fact, sales of our new industry-leading WaveMaster 8 Zi oscilloscopes have surpassed even our pre-recession expectations for these products. We sold three times as many oscilloscopes with bandwidths above 6 GHz in the third fiscal quarter than in any previous quarter. This suggests we are making share gains at the high end of the market.”

“During the quarter, the U.S. markets were the hardest hit by the economic slowdown,” said Reslewic. “Our protocol business, with a majority of its sales in North America, contributed significantly to our overall year-on-year sales decline of approximately 33%, while the sales shortfall for the oscilloscope business was less severe. Protocol also had more of a negative effect than oscilloscopes on our sales in Asia, which were down sharply in the quarter. Declines in Europe were not as significant during the quarter compared with the other regions as we expect the full effect of the recession to lag by about one quarter in that geography.”

“There is still plenty of uncertainty in the fragile end markets, but it appears that we have seen the bottom in the U.S. and in parts of Asia,” said Reslewic. “U.S. orders for scopes and protocol products rose significantly in April compared with January. While not as dramatic, this January-to-April improvement is also evident across the Asia-Pacific region. Demand in Europe softened in April compared with January, which is consistent with our expectations for a lag in the business cycle in that region.”

Capital Structure

“We made excellent progress in improving our capital structure during the quarter as we spent $5.6 million to repurchase $14.5 million of convertible bonds,” said Reslewic. “Our lower cost structure, the opportunity to extract cash from working capital, and some stabilization in our order rate gives us confidence in our ability to generate profits and cash in the quarters ahead. Based on these factors, we have successfully executed an amendment to our bank agreement, which increases our financing flexibility. This includes the use of our credit facility to make further purchases of convertible bonds.”

Outlook and Guidance

“What we are seeing in the market today suggests that our orders and sales are in the process of stabilizing,” said Reslewic. “We entered the fourth fiscal quarter with a new cost structure fully in place and we do not anticipate any significant adjustments to that structure in the near future. Based on these factors, we anticipate fourth-quarter revenues in the range of $26 million to $29 million with non-GAAP operating margins in the range of 5% to 7%.

Nevertheless, these remain uncertain times and we are prepared to react to any unexpected changes in market conditions.”

Conference Call Information

LeCroy will broadcast its quarterly conference call for investors live over the Internet today, Wednesday, May 6, 2009 at 10:00 a.m. ET. To access the webcast, visit the “Events Calendar” in the “Investor Relations” portion of the “About LeCroy” section at www.lecroy.com. The call may also be accessed by dialing (877) 709-8155 or (201) 689-8881. For interested individuals unable to join the live conference call, a webcast replay will be available on the Company’s website.

About LeCroy Corporation

LeCroy Corporation is a worldwide leader in serial data test solutions, creating advanced instruments that drive product innovation by quickly measuring, analyzing and verifying complex electronic signals. The Company offers high-performance oscilloscopes, serial data analyzers and global communications protocol test solutions used by design engineers in the computer/semiconductor/consumer electronics, data storage, automotive/industrial, and military/aerospace markets. LeCroy’s 45-year heritage of technical innovation is the foundation for its recognized leadership in “WaveShape Analysis”—capturing, viewing and measuring the high-speed signals that drive today’s information and communications technologies. LeCroy is headquartered in Chestnut Ridge, New York. Company information is available at http://www.lecroy.com.

Safe Harbor

This release contains forward-looking statements, including those pertaining to but not limited to expectations regarding: LeCroy’s ability to weather the current recession, its expectation that it is poised for profit and cash generation, with the most significant declines in volume behind them; its ability to operate effectively and profitably; the extent to which LeCroy’s recently launched products are generating strong interest and gaining share at the high end of the market; LeCroy’s expectation that the full effect of the recession in Europe to lag other regions by about one quarter and the expectation that the bottom of the market may have been reached in the U.S. and Asia; LeCroy’s confidence in its ability to generate profits and cash in the quarters ahead and the expected increased financing flexibility of its amended credit facility; LeCroy’s anticipation of stabilization in orders and sales and its expectation that no significant adjustments will be necessary to its cost structure in the near future; reducing its operating expense structure by more than $6 million per quarter since December 2008 and expectations that it will reduce operating expense to less than $14 million in its current fourth quarter of fiscal 2009; reducing manufacturing cost structure that will improve its product margins in the future; that it does not anticipate any significant adjustments to its cost structure in the near future; and LeCroy’s anticipation of revenues for the fourth quarter of fiscal 2009 in the range of $26 to $29 million, with non-GAAP operating margins in the range of 5 to 7 percent.

Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties including, without limitation, adverse changes in general economic or political conditions in any of the major countries in which LeCroy does business; volume and timing of orders received; changes in the mix of products sold; competitive pricing pressure; the availability and timing of funding for the Company’s current products; delays in development or shipment of LeCroy’s new products or existing products; introduction of new products by existing and new competitors; failure to successfully manage transitions to new markets; failure to anticipate and develop new products and services in response to changes in demand; failure to obtain cost reductions; difficulty in predicting revenue from new products; disputes and litigation; inability to protect LeCroy’s intellectual property from third-party infringers; failure to manage LeCroy’s sales and distribution channels effectively; disruption of LeCroy’s business due to catastrophic events; risks associated with international operations; fluctuations in foreign currency exchange rates; changes in, or interpretations of, accounting principles; impairment of long-lived assets; unanticipated changes in, or interpretations of, tax rules and regulations; LeCroy’s inability to attract and retain key personnel; and interruptions or terminations in LeCroy’s relationships with turnkey assemblers. For further discussion of these and other risks and uncertainties, individuals should refer to LeCroy’s SEC filings.

The financial information set forth in this press release reflects estimates based on information available at this time. These amounts could differ from actual reported amounts stated in LeCroy’s Quarterly Report on Form 10-Q for the third quarter ended March 28, 2009.

LeCroy undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Further information on potential factors that could affect LeCroy Corporation’s business is described in the Company’s reports on file with the SEC.

Use of Non-GAAP Financial Measures

Certain disclosures in this press release include “non-GAAP financial measures.” A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance, financial position or cash flows that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in the Consolidated Balance Sheets, Consolidated Statements of Operations or Cash Flows of the Company.

We define non-GAAP gross profit as gross profit as reported under GAAP less primarily non-cash charges for inventory write-down, share-based compensation costs included in cost of revenues, incremental cost of revenues related to the fair-value adjustment for the acquired CATC and Catalyst inventory, the amortization of intangible assets acquired from Catalyst and business realignment charges. The Company owns other intangible assets, which are amortized in the normal course of business for which the amortization of those assets is not excluded in determining non-GAAP gross profit. In addition, depreciation on other depreciable assets acquired from Catalyst, most notably property and equipment, is not excluded in determining non-GAAP gross profit. Non-GAAP gross margin is computed as non-GAAP gross profit as a percentage of total revenues. Non-GAAP gross profit and non-GAAP gross margin are not substitutes for comparable GAAP measures.

We define non-GAAP operating (loss) income as operating (loss) income reported under GAAP less primarily non-cash charges for impairment of goodwill, inventory write-down, incremental cost of revenues related to the fair-value adjustment for the acquired CATC and Catalyst inventory, share-based compensation costs, amortization of intangible assets acquired from Catalyst and business realignment charges. Non-GAAP operating (loss) income is not a substitute for GAAP operating (loss) income.

We define non-GAAP net income as net income (loss) reported under GAAP less primarily non-cash charges for impairment of goodwill, inventory write-down, incremental cost of revenues related to the fair-value adjustment for the acquired CATC and Catalyst inventory, share-based compensation costs, amortization of intangible assets acquired from Catalyst and business realignment charges, each net of applicable income taxes, such that the effective blended statutory rate, for non-GAAP net income is approximately 33.5% and 31.5%, on a year-to-date basis, adjusted for tax return filing true-ups and reserve adjustments, for each of the full fiscal 2008 and 2009 years, respectively. Non-GAAP net income is not a substitute for GAAP net (loss) income.

We define non-GAAP net income per diluted common share as non-GAAP net income divided by the weighted average number of shares outstanding plus the dilutive effect of stock options, restricted stock and the convertible notes, calculated consistent with GAAP, as applicable. Non-GAAP net income per diluted common share is not a substitute for GAAP net (loss) income per diluted common share.

Non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating (loss) income, non-GAAP operating margin, non-GAAP net income and non-GAAP net income per diluted common share, as we defined them, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define such non-GAAP measures in the same manner. A presentation of, and a reconciliation of our non-GAAP financial measures with the most directly comparable GAAP measures are included in the accompanying financial data.

LeCROY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Quarter Ended		Three Quarters Ended
In thousands, except per share data	Mar 28, 2009	Mar 29, 2008*	Mar 28, 2009*	Mar 29, 2008*
Revenues:
Test and measurement products	$24,725	$37,761	$100,103	$112,431
Service and other	2,198	2,793	6,651	7,396

Total revenues	26,923	40,554	106,754	119,827
Cost of revenues:
Share-based compensation	41	46	102	79
Other costs of revenues	12,580	17,947	49,047	51,416

	12,621	17,993	49,149	51,495

Gross profit	14,302	22,561	57,605	68,332
Operating expenses:
Selling, general and administrative:
Share-based compensation	419	688	1,073	2,777
Other selling, general and administrative expenses	10,933	11,993	35,701	35,552

	11,352	12,681	36,774	38,329
Research and development:
Share-based compensation	266	356	586	858
Other research and development expenses	7,919	8,015	24,211	23,019

	8,185	8,371	24,797	23,877
Reimbursement from escrow account	—	(240)	—	(240)
Impairment of goodwill	—	—	105,771	—

Total operating expenses	19,537	20,812	167,342	61,966

Operating (loss) income	(5,235)	1,749	(109,737)	6,366
Other income (expense):
Gain on extinguishment of convertible debt, net of issue cost write-off	8,570	—	8,822	—
Interest income	19	72	80	227
Interest expense	(925)	(1,020)	(2,750)	(3,359)
Other, net	242	(83)	531	(421)

Other income (expense), net	7,906	(1,031)	6,683	(3,553)
Income (loss) before income taxes	2,671	718	(103,054)	2,813
Provision for income taxes	663	65	199	291

Net income (loss)	$2,008	$653	$(103,253)	$2,522

Net income (loss) per common share
Basic	$0.17	$0.06	$(8.63)	$0.21
Diluted	$0.17	$0.05	$(8.63)	$0.21
Weighted average number of common shares:
Basic	12,037	11,763	11,960	11,759
Diluted	12,098	12,032	11,960	12,000

*	Certain reclassifications have been made to conform to the current year presentation.

LeCROY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

In thousands	Mar 28, 2009	June 28, 2008
ASSETS
Current assets:
Cash and cash equivalents	$6,802	$10,224
Accounts receivable, net	25,685	33,274
Inventories, net	36,104	32,886
Other current assets	10,750	10,214

Total current assets	79,341	86,598
Property and equipment, net	21,439	21,683
Goodwill	—	105,771
Other non-current assets	11,223	12,934

TOTAL ASSETS	$112,003	$226,986

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,275	$22,280
Accrued expenses and other current liabilities	14,138	19,201
Current portion of bank debt	15,500	—

Total current liabilities	42,913	41,481
Convertible notes	50,000	62,000
Deferred revenue and other non-current liabilities	4,410	4,545

Total liabilities	97,323	108,026
Stockholders’ equity	14,680	118,960

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$112,003	$226,986

LeCROY CORPORATION

RECONCILIATION OF REPORTED GAAP RESULTS

TO NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	Quarter Ended		Three Quarters Ended
In thousands	Mar 28, 2009	Mar 29, 2008*	Mar 28, 2009*	Mar 29, 2008*
GAAP gross profit, as reported	$14,302	$22,561	$57,605	$68,332
Non GAAP adjustments:
Charge for write-down of inventory, including fair value adjustment of $530 for the quarter and three quarters ended 2008	—	770	2,736	770
Share-based compensation	41	46	102	79
Incremental cost of sales related to fair-value adjustment to inventory	—	84	16	149
Amortization of intangible assets acquired	—	—	—	458
Business realignment charges	606	2	661	134

Non GAAP gross profit	$14,949	$23,463	$61,120	$69,922

	Quarter Ended		Three Quarters Ended
In thousands	Mar 28, 2009	Mar 29, 2008*	Mar 28, 2009*	Mar 29, 2008*
GAAP operating (loss) income, as reported	$(5,235)	$1,749	$(109,737)	$6,366
Non GAAP adjustments:
Charge for write-down of inventory, including fair value adjustment of $530 for the quarter and three quarters ended 2008	—	530	2,736	530
Charge for impairment of goodwill	—	—	105,771	—
Share-based compensation	726	1,090	1,761	3,714
Incremental cost of sales related to fair-value adjustment to inventory	—	84	16	149
Amortization of intangible assets acquired	—	—	—	458
Business realignment charges	2,644	339	4,115	954

Non GAAP operating (loss) income	$(1,865)	$3,792	$4,662	$12,171

	Quarter Ended		Three Quarters Ended
In thousands	Mar 28, 2009	Mar 29, 2008*	Mar 28, 2009*	Mar 29, 2008*
GAAP net income (loss), as reported	$2,008	$653	$(103,253)	$2,522
After-tax effect of Non GAAP adjustments:
Charge for write-down of inventory, including fair value adjustment of $530 for the quarter and three quarters ended 2008	—	352	1,915	352
Charge for impairment of goodwill	—	—	105,083	—
Share-based compensation	520	776	1,610	2,623
Incremental cost of sales related to fair-value adjustment to inventory	—	56	11	100
Amortization of intangible assets acquired	—	—	—	314
Business realignment charges	1,811	225	2,841	646

Non GAAP net income	$4,339	$2,063	$8,207	$6,558

	Quarter Ended		Three Quarters Ended
In thousands, except per share data	Mar 28, 2009	Mar 29, 2008*	Mar 28, 2009*	Mar 29, 2008*
Net income (loss) per common share
Diluted, as reported	$0.17	$0.05	$(8.63)	$0.21
Diluted, non GAAP	$0.36	$0.17	$0.68	$0.55
Weighted average number of common shares:
Diluted, as reported	12,098	12,032	11,960	12,000
Diluted, non GAAP	12,098	12,032	12,079	12,000